SOUNDHOUND AI, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Dr. Keyvan Mohajer, does hereby certify that:
1.    He is the Chief Executive Officer of SoundHound AI, Inc., a Delaware corporation (the “Corporation”).
2.    The Corporation is authorized to issue one million (1,000,000) shares of Preferred Stock, $0.0001 par value, none of which have been issued.
TERMS OF PREFERRED STOCK
1.Definitions. For purposes hereof, the following terms shall have the following meanings:
“Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the accrued and unpaid dividends under Section 3 on such share, whether or not declared, from, and including, the last Dividend Payment Date to, but not including, such date of determination (including, for the sake of clarity, any then accrued and unpaid dividends on such share from a prior Dividend Period).
“Available Proceeds” has the meaning set forth in Section 4.3.2.
“Business Day” means on days other than a Saturday or Sunday, on which commercial banks in the State of New York are open for the general transaction of business.
“Cash Dividends” has the meaning set forth in Section 3.2.
“Common Stock” means the Corporation’s Class A common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Conversion Date” means the Corporation Conversion Date or the Holder Conversion Date, as applicable.
“Conversion Price” means $1.00.
“Conversion Ratio” means, at any time, the quotient of the (a) Liquidation Preference at such time and (b) the Conversion Price at such time.

“Corporation Conversion Date” has the meaning set forth in Section 8.1.2.
“Corporation Conversion Notice” has the meaning set forth in Section 8.1.2.
“Corporation Conversion Notice Date” has the meaning set forth in Section 8.1.2.
“Deemed Liquidation Event” has the meaning set forth in Section 4.3.1.
“Dividend Payment Date” has the meaning set forth in Section 3.1.
“Dividend Period” has the meaning set forth in Section 3.1.
“Dividend Rate” means, as of the date of the determination, the rate per annum of 14%.
“DTC” has the meaning set forth in Section 8.3.
“DWAC Delivery” has the meaning set forth in Section 8.3.
“Enterprise Value” is the sum of (i) the market value of the Corporation’s equity, equal to (A) fully-diluted Common Stock outstanding on the measurement date on a treasury method basis, times (B) the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the measurement date, (ii) total long-term debt as determined under GAAP, net of cash (other than restricted cash), and (iii) any minority equity interest in any Person. Total long-term debt, net of cash (other than restricted cash), shall be calculated as of the applicable the measurement date, including by reference to the most recently available financial statements, as needed.
        “Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Holder” and “Holders” means a Person in whose name one or more shares of the Series A Preferred Stock are registered.
“Holder Conversion Date” has the meaning set forth in Section 8.2.2.
“Holder Conversion Notice” has the meaning set forth in Section 8.2.2.
“Holder Conversion Notice Date” has the meaning set forth in Section 8.2.2.
“Information Statement” means an “information statement” as defined in Rule 14c-1 under the Exchange Act containing the information specified in Schedule 14C under the Exchange Act in all material respects.
“Information Statement Condition” means the lapse of twenty (20) consecutive days following the date on which the Information Statement is sent to the Corporation’s stockholders in a manner consistent with the requirements set forth under Rule 14c-2 under the Exchange Act.
“Issuance Date” means the date of filing of this Certificate of Designations with the Secretary of State of the State of Delaware.
“Junior Stock” means the Common Stock, the Corporation’s Class B common stock, par value $0.0001 per share, any other class of capital stock, including series of preferred stock, established after the Issuance Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
“Law” means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any federal, state, local or foreign court or tribunal or any federal, state, local or foreign public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality.
“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, the Original Issue Price, as adjusted from time to time in accordance with Section 3.1, plus any Accrued Dividends on such share of Series A Preferred Stock, in each case to, but not including, the earliest to occur of the date of payment of any Series A Liquidation Amount or Liquidation Preference, as applicable, or the applicable Conversion Date.
“Mandatory Pricing Date” means the one (1) year anniversary of the Issuance Date
“Maximum Allowable Amount” means, as of the applicable measurement date, the greater of (i) $75,000,000 and (ii) 20% of the Corporation’s Enterprise Value.
“National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.
“Optional Conversion Date” means the later of (i) May 2, 2023 or (ii) the first day following the date on which the Information Statement Condition has been satisfied.
“Original Issue Price” has the meaning set forth in Section 2.
“Parity Stock” means any class of capital stock or series of preferred stock established on or after the Issuance Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
“Permitted Transfer” means any of the following Transfers of shares of Series A Preferred Stock:
(1)    Transfers to the Corporation;
(2)    Transfers pursuant to such Holder's will or the laws of intestacy;
(3)    Transfers, without consideration, to the spouse, domestic partner, parent, child or grandchild (each, an “Immediate Family Member”) of such Holder or to a trust formed for the benefit of the Holder or of an Immediate Family Member;
(4)    if the Holder is a corporation, partnership, limited liability company or other business entity, Transfers, without consideration, to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with such Holder; and

(5)    if the Holder is a trust, Transfers, without consideration, to a trustor or beneficiary of the trust.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Purchase Agreement” means, individually and collectively, the Preferred Stock Purchase Agreements for the Purchase of Series A Preferred Stock, each dated the Issuance Date, and each by and between the Corporation and the applicable Holder or Holders, as amended, modified or supplemented from time to time in accordance with their respective terms.
“Restated Certificate” means the current Amended and Restated Certificate of Incorporation of the Corporation, as may be amended from time to time (including pursuant to any certificate of designations, including this certificate of designations).
“Series A Preferred Stock” has the meaning set forth in Section 2.
“Series A Liquidation Amount” has the meaning set forth in Section 4.1.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“Transfer” has the meaning set forth in Section 10.2.1.
“Transfer Agent” means, at the Corporation’s election, (i) the Corporation’s register, with respect to the Series A Preferred Stock, or (ii) Continental Stock Transfer & Trust Company (the current transfer agent of the Corporation), or any successor transfer agent of the Corporation.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted on a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Corporation, the fees and expenses of which shall be paid by the Corporation.
2.Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”),

and the number of shares so designated shall be up to one million (1,000,000). Each share of Series A Preferred Stock shall have a par value of $0.0001 per share. The “Original Issue Price” shall mean $30.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.
3.Dividends.
3.1.    Each outstanding share of Series A Preferred Stock will be entitled to dividends payable as an increase in the Liquidation Preference for such share at the Dividend Rate, accreting semi-annually at the close of business on January 1 and July 1 of each year, beginning on the first such date after the Issuance Date (each such date, a “Dividend Payment Date”, and each semi-annual period, a “Dividend Period”), to the Liquidation Preference in effect immediately after the last Dividend Payment Date (or, if there has been no prior full Dividend Period, the Issuance Date).
3.2.    Notwithstanding anything to the contrary in Section 3.1, if and when permitted under agreements or instruments governing the Corporation’s indebtedness, the Corporation may, at the sole election of the Board of Directors or any officer of the Corporation authorized by the Board of Directors, elect with respect to the Accrued Dividends for any Dividend Period prior to the last day of such Dividend Period (a “Cash Dividend Election”) to pay such Accrued Dividends in cash, out of funds of the Corporation legally available for payment (“Cash Dividends”), on the Liquidation Preference in effect immediately after the last Dividend Payment Date (or, if there has been no prior full Dividend Period, the Issuance Date) in lieu of accreting such Accrued Dividends to such Liquidation Preference pursuant to Section 3.1. Any such Cash Dividend shall be payable in arrears on the tenth Business Day following the last day of the Dividend Period to the Holders as they appear on the Corporation’s stock register maintained by the Transfer Agent as of the close of the Business Day on the record date (which shall be a Business Day) set by the Board of Directors or an officer of the Corporation authorized by the Board of Directors for holders eligible to receive such Cash Dividend for such Dividend Period, which record date shall be no earlier than the first Business Day after the end of such Dividend Period and shall be no later than such date of payment of the Cash Dividend. If the Corporation fails to pay a Cash Dividend in respect of a Dividend Period following a Cash Dividend Election with respect to such period, then the Accrued Dividends for such period shall accrete to Liquidation Preference in accordance with Section 3.1 as if no Cash Dividend Election were made with respect to such period.

3.3.    Under this Section 3, dividends shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods. Dividends shall accumulate and become Accrued Dividends on a day-to-day basis from the beginning of each Dividend Period (or if there has been no prior full Dividend Period, from the Issuance Date), accumulating on the Liquidation Preference in effect immediately after the last Dividend Payment Date or the Issuance Date, as applicable, until such dividends have been paid by accretion to Liquidation Preference in accordance with Section 3.1 or as a Cash Dividend pursuant to Section 3.2. Notwithstanding anything to the contrary herein, if the Corporation has duly and properly made a Cash Dividend Election with respect to a Dividend Period and any shares of Series A Preferred Stock are converted into Common Stock on a Conversion Date in accordance with this Certificate of Designations during the period between the last day of a Dividend Period and the close of the Business Day on the corresponding Dividend Payment Date, then the amount of the Accrued Dividends in respect of such Dividend Period shall accrete to the Liquidation Preference in accordance with Section 3.1 for purposes of such conversion. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding Dividend Period to, but not including, the applicable Conversion Date. Under this Section 3, dividends shall accrue for the benefit of the Person in whose name each share of Series A Preferred Stock is registered on the Corporation’s stock register maintained by the Transfer Agent.
3.4.    So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on, and no redemption or repurchase shall be agreed to or consummated of, Parity Stock or Common Stock or any other shares of Junior Stock, unless all accumulated and unpaid dividends for all preceding full Dividend Periods (including the Dividend Period in which such accumulated and unpaid dividends first arose) of the Corporation have been declared and paid (including by way of an increase to the Liquidation Preference in accordance with Section 3.1) and no such dividend or distribution or redemption or repurchase shall be paid or payable in cash for any period unless the Series A Preferred Stock has been paid full Accrued Dividends in cash (and, for purposes of clarity, in lieu of an increase in the Liquidation Preference); provided, however, that the foregoing limitation shall not apply to (i) a dividend payable on Common Stock or other Junior Stock in shares of Common Stock or other Junior Stock, (ii) the acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of shares of other Junior Stock or any securities exchangeable for or convertible into such shares of Common Stock or other Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit or incentive plan, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (v) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock.
3.5.    Holders shall be entitled to receive, and the Corporation shall pay, in addition to dividends payable pursuant to Sections 3.1 and 3.2, dividends or distributions on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common Stock basis) to and in the same form as dividends or distributions actually paid on shares of the Common Stock when, as and if such dividends or distributions are paid on shares of the Common Stock. For the avoidance of doubt, (a) no other dividends or distributions shall be paid on shares of Series A Preferred Stock except otherwise specified in this Section 3 and (b) the payment of dividends or distributions to Series A Preferred Stock may be subject to restrictions under agreements or instruments governing the Company’s indebtedness, provided that, in all cases, no cash dividends or distributions shall be paid to the holders of Common Stock if the corresponding cash dividend or distribution to Holders of Series A Preferred Stock provided for in this Section 3.5 or otherwise is then restricted or prohibited under any agreement or instrument governing the Company’s indebtedness.
4.Liquidation, Dissolution or Winding Up.
4.1    Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of any Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) two and one-half times the Liquidation Preference or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 8.2 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). In the event the assets of the Corporation available for distribution to the Holders upon any liquidation, winding-up, dissolution or Deemed Liquidation Event of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which the Holders are entitled pursuant to this Section 4.1, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which the Holders of all Series A Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution. After the payment in full to the Holders of the amounts provided for in this Section 4.1, the Holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation in respect of their ownership of such Series A Preferred Stock. For the avoidance of doubt, in no event will any shares of Series A Preferred Stock survive (including in the form of successor securities) following a liquidation, dissolution, winding up or Deemed Liquidation of the Corporation.
4.2    Payments to Holders of Junior Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the Series A Liquidation Amount required to be paid to the Holders, the remaining assets of the Corporation available for distribution to its holders of Junior Stock or, in the case of a Deemed Liquidation Event, the consideration not payable to the Holders and to the holders of Parity Stock, as applicable, pursuant to Section 4.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Junior Stock, pro rata based on the number of shares held by each such holder.
4.3.    Deemed Liquidation Events.
4.3.1.    Definition.
Each of the following events shall be considered a “Deemed Liquidation Event”:
(a)    a merger or consolidation in which
(i)    the Corporation is a constituent party or
(ii)    a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or
(b)    (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
4.3.2.    Effecting a Deemed Liquidation Event.
(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Section 4.1 and 4.2.
(b)    In the event of a Deemed Liquidation Event referred to in Section 4.3.1(a)(ii) or 4.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to the Holders no later than the ninetieth (90th) day after the Deemed Liquidation Event advising the Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series A Preferred Stock, and (iii) if the holders of the majority of the then-outstanding shares of the Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock and any Parity Stock, the Corporation shall redeem a pro rata portion of a Holder’s shares of Series A Preferred Stock and outstanding Parity Stock to the fullest extent of such Available Proceeds and in accordance with Section 4.1, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 4.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

5.Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
6.Voting. Holders shall not have any voting rights with respect to shares of Series A Preferred Stock except as set forth in Section 7 or as otherwise from time to time specifically required by the Delaware General Corporation Law or the Restated Certificate.
7.Series A Preferred Stock Protective Provisions.
7.1.    At any time when shares of Series A Preferred are outstanding, in addition to any other vote or consent of stockholders required by the Delaware General Corporation Law or the Restated Certificate, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Designations) the written consent or affirmative vote of the Holders of a majority of the then-outstanding shares of Series A Preferred Stock given in writing without a meeting or by vote at a meeting, consenting or voting (as the case may be) together as a separate class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:
7.1.1.    amend, alter or repeal any provision of this Certificate of Designations or Bylaws of the Corporation in a manner that materially and adversely affects the powers, preferences or rights of the Series A Preferred Stock;
7.1.2.    create, issue, or authorize the creation or issuance of, increase the authorized amount of or obligate itself to issue shares of, any class or series of capital stock of the Corporation, or any obligation or security convertible into or evidencing a right to purchase, any class or series of capital stock of the Corporation, unless such class or series of capital stock ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;
7.1.3.    (i) reclassify, alter or amend any class of Parity Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any Junior Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; or
7.1.4.    purchase or redeem (or permit any subsidiary to purchase or redeem) for cash any shares of capital stock of the Corporation other than (i)

repurchases or redemptions of Series A Preferred Stock as expressly authorized herein, (ii) repurchases of stock from former employees, officers, directors, consultants or other Persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service and (iii) any cashless or “net” exercises or settlements of the Company’s securities.
7.1.5.    incur any secured debt as a result of which the Corporation’s aggregate principal amount of secured debt outstanding will exceed the Maximum Allowable Amount. For the avoidance of doubt, “principal amount” for purposes of this Section 7.1.5 shall not include undrawn committed or available amounts, but any subsequent draw down of any such amounts shall be subject to the restriction and consent right set forth in this Section 7.1.5.
7.2.    Without the consent of the Holders, but without limiting Section 7.1, the Corporation, acting in good faith, may amend, alter, supplement or repeal any terms of the Series A Preferred Stock by amending or supplementing the Restated Certificate, this Certificate of Designations or any stock certificate or book-entry entitlements representing shares of the Series A Preferred Stock:
7.2.1.    to cure any ambiguity, omission, inconsistency or mistake in any such instrument that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder;
7.2.2.    to make any provision with respect to matters or questions relating to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder; or
7.2.3.    to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any Holder (other than any Holder that consents to such change); provided that, the Corporation shall provide each Holder with notice of any amendment, alteration, supplement or repeal of any terms of the Restated Certificate prior to the approval of any such amendment, alteration, supplement or repeal.
7.3.    Prior to the close of the Business Day on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall not be deemed to be outstanding and Holders shall have no voting rights with respect to such shares of Common Stock solely by virtue of holding the Series A Preferred Stock.
7.4.    In exercising the voting rights set forth in Section 7.1, each share of Series A Preferred Stock shall be entitled to one vote.
7.5.    The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Certificate, the Bylaws, applicable Law and the rules of any National Securities Exchange on which the Series A Preferred Stock is listed or traded at the applicable time of such meeting or vote. For the avoidance of doubt, no provision of this Certificate of Designations shall obligate the Corporation to list the Series A Preferred Stock on any National Securities Exchange.

8.Conversion.
8.1.    Mandatory, Automatic Conversion.
8.1.1.    Beginning on or after the Mandatory Pricing Date, if (i) the VWAP is at least two and one-half times the Conversion Price for any 90 Trading Days during any 120 consecutive Trading Day period, which 120-Trading Day period may commence (but not end) prior to the Mandatory Pricing Date, and (ii) the Information Statement Condition has been satisfied, then the Corporation may, at its option, cause all outstanding Series A Preferred Stock to be automatically converted into shares of Common Stock at the Conversion Ratio.
8.1.2.    To convert shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 8.1, the Corporation shall give written notice (the “Corporation Conversion Notice” and the date of such notice, the “Corporation Conversion Notice Date”) to each Holder stating that the Corporation elects to force conversion of such shares of Series A Preferred Stock pursuant to this Section 8.1, and shall state therein (A) the number of shares of Series A Preferred Stock to be converted and (B) the Corporation’s computation of the number of shares of Common Stock to be received by such Holder. Each Holder shall be required to confirm agreement with the information set forth in the Corporation Conversion Notice within five Business Days of receipt by such Holder of the Corporation Conversion Notice in accordance with Section 9. If the Corporation validly delivers a Corporation Conversion Notice in accordance with this Section 8.1.2 and each Holder confirms agreement with the information set forth in the Corporation Conversion Notice within the requisite time, the Corporation shall issue the shares of Common Stock as soon as reasonably practicable, but in no event later than five Business Days thereafter (the date of issuance of such shares, the “Corporation Conversion Date”).
8.2.    Optional Conversion.
8.2.1.    At any time on or after the Optional Conversion Date, at the written election of a Holder in its sole discretion, the shares of Series A Preferred Stock held by such Holder may be converted, in whole or in part, into the number of shares of Common Stock at the Conversion Ratio.
8.2.2.    To convert shares of Series A Preferred Stock into shares of Common Stock pursuant to this Section 8.2, such Holder shall give written notice (the “Holder Conversion Notice” and the date of such notice, the “Holder Conversion Notice Date”) to the Corporation on or after the Optional Conversion Date stating that such Holder elects to so convert shares of Series A Preferred Stock and shall state therein: (A) the number of shares of Series A Preferred Stock to be converted by such Holder, (B) the name or names in which such Holder wishes the shares of Common Stock to be issued and (C) such Holder’s computation of the number of shares of Common Stock to be received by such Holder. If a Holder validly delivers a Holder Conversion Notice in accordance with this Section 8.2.2, the Corporation shall issue the shares of Common Stock as soon as reasonably practicable, but in no event later than five Business Days thereafter (the date of issuance of such shares, the “Holder Conversion Date”). Such Holder shall, as soon as reasonably practicable thereafter, surrender the certificates representing such shares at the office of the Corporation or any Transfer Agent for the Series A Preferred Stock.
8.3.    Form of Issuance. Provided the Corporation’s Common Stock Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the applicable Conversion Notice may specify, if permitted by the Corporation in its sole discretion, whether the applicable shares of Common Stock issuable upon conversion of Series A Preferred Stock shall be credited to the account of the applicable Holder’s bank, broker or nominee with DTC through its Deposit/Withdrawal At Custodian system (a “DWAC Delivery”) or credited in book-entry form on the register of the Corporation’s Common Stock Transfer Agent.
8.4.    Rights and Ownership. Immediately prior to the close of business on the Holder Conversion Date or the Corporation Conversion Date, as applicable, with respect to a conversion, a Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the Holder Conversion Date or the Corporation Conversion Date, as applicable, dividends shall cease to accrue on the shares of Series A Preferred Stock so converted and all other rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the number of whole, fully paid and non-assessable shares of Common Stock into which such shares of Series A Preferred Stock have been converted.
8.5.    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.
8.6.    Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of Series A Preferred Stock shall be made without charge to the Holders for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
8.7.    Information Statement. The Company shall prepare and send the Information Statement to its stockholders in a manner consistent with the requirements set forth under Rule 14c-2 under the Exchange Act as soon as practicable following the Issuance Date and file a preliminary Information Statement with the Securities and Exchange Commission no later than ten (10) Business Days following the Issuance Date.
9.Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth in the applicable Purchase Agreement. Any such notice, instruction or communication shall be deemed to have been delivered upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail prior to 5:00 p.m. local time of the recipient, and if not sent prior to 5:00 p.m. local time of the recipient, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Upon receipt or delivery by the Corporation of any notice in accordance with this Section 9, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation, the

Corporation shall indicate to the Holders contemporaneously with delivery of such notice that the Holders may possess material, non-public information relating to the Corporation or any of its securities, and the Corporation shall use commercially reasonable efforts to publicly disclose such material, non-public information. In the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or any of its securities.
10.Uncertificated Shares; Transfers.
10.1.    Form. Notwithstanding anything to the contrary herein, the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the Bylaws and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.
10.2.    Transfers.
10.2.1.    The Holders shall not, without the prior approval of the Board or any authorized officer of the Corporation, which approval may be granted or withheld in the sole discretion of the Board or any such authorized officer, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, mortgage, encumber or otherwise transfer or dispose of, directly or indirectly, any shares of Series A Preferred Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of shares of Series A Preferred Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock of the Company, in cash or otherwise (each, a “Transfer”), other than by means of a Permitted Transfer. The foregoing restrictions shall not apply to any sale, disposition or transfer of shares of Common Stock underlying shares of Series A Preferred Stock. Any purported Transfer that violates this Section 10.2.1 shall be null and void and shall have no force and effect, and neither the Corporation nor the Transfer Agent shall register any such purported Transfer. The foregoing restrictions on Transfers shall lapse immediately prior to the voluntary or involuntary liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation.
10.2.2.    Permitted Transfers of Series A Preferred Stock or transfers of Common Stock issued upon conversion thereof shall be made only upon the transfer books of the Corporation kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation or Transfer Agent may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper. The Corporation and the Transfer Agent may treat the Person in whose name any share of Series A Preferred Stock is duly registered on the register of the Transfer Agent as the owner for the purpose of receiving dividends as herein provided and for all other purposes, and neither the Corporation nor the Transfer Agent shall be affected by notice to the contrary.
10.3.    Legends. Except as provided for in Section 8.2 with respect to shares of Common Stock issuable in a DWAC Delivery, each share of Series A Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF SOUNDHOUND AI, INC. (THE “CORPORATION”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

10.4.    Charges. No service charge shall be made to a Holder for any registration of transfer or exchange of any Series A Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Corporation or the Transfer Agent or upon surrender of any Series A Preferred Stock or Common Stock certificate or book-entry entitlements, as applicable, at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock or Common Stock if the Person receiving shares in connection with such transfer or exchange is not the holder thereof.
10.5.    No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable Law with respect to any transfer of any interest in any Series A Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
11.Waiver. Any waiver by the Corporation or the Holders of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Holders to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by the Corporation or the Holders must be in writing. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any rights of the Holders granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders) upon the written consent of the Holders.
12.Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
13.Next Trading Day or Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day or Business Day, such payment shall be made or such obligation shall be come due, as the case may be, on the next succeeding Trading Day or Business Day, as applicable. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Corporation from time to time.
14.Status of Converted or Redeemed Series A Preferred Stock. Shares of Series A Preferred Stock may only be issued pursuant to a Purchase Agreement. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall be deemed to be retired and cancelled and shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.
15.Other Provisions.
15.1.    With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not such Holder receives the notice.
15.2.    The shares of Series A Preferred Stock shall be issuable only in whole shares.
15.3.    Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted or required to determine fair market value, such determination shall be made in good faith.

15.4.    The Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Corporation of any class.
15.5.    For U.S. federal and other applicable state and local income tax purposes, it is intended that the Series A Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.305-5(a), and this Certificate is to be interpreted accordingly. If, for any reason, a Holder of Series A Preferred Stock would be, in the Company’s good faith determination, required to include a material amount of income as dividend income (within the purview of Sections 301(c)(1) and 316 of the Code) in respect of any Accrued Dividends for a Dividend Period by operation of Section 305(b) or (c) of the Code, then the Company shall, if permitted under agreements or instruments governing the Company’s indebtedness, make a Cash Dividend Election in respect of the Accrued Dividends for such Dividend Period.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this 20th day of January 2023.

SoundHound AI, Inc.

By:	/s/ Keyvan Mohajer
	Name:	Keyvan Mohajer
	Title:	Chief Executive Officer